Exhibit 99.1

eMagin Posts Record Earnings, Retires Debt in Fourth Quarter of 2008

Eliminates $6M Debt and Achieves Positive EBITDA for 2008

BELLEVUE, Wash., Mar 31, 2009 (BUSINESS WIRE) -- eMagin Corporation (OTCBB:EMAN), the leader in OLED microdisplays for personal imaging technologies, has issued financial results for its fourth quarter and full year ending December 31, 2008. The results show record revenues for 2008 and record earnings for the fourth quarter of 2008. The Company retired all of its long term debt in December, 2008.

Financial Summary

-- Revenue for the three and twelve months ended December 31, 2008, of approximately $5.3 million and $18.7 million represent increases of 14 % and 7 % from $4.6 million and $17.6 million in 2007. Improved gross margins are a result of strong production volume and improved yields, and increased R & D contract revenue fueled the reported growth, resulting in eMagin's highest earnings in the Company's history.

-- Gross margin in 2008 grew to 51% of revenue for the quarter and 43% for the twelve-month period as compared to 24% of revenue for the quarter and 28% for the twelve-month period in 2007. These results reflect fuller utilization of our fixed production overhead due to higher unit production volume and improved yields.

-- Operating expenses declined 6% and 13% for three and twelve month periods ended December 31, 2008 primarily due to cost reductions during the year and increased R&D contract support where operating expenses for such work are expensed in cost of goods rather than operating expenses.

-- Operating income for the three months ended December 31, 2008 totaled $0.8 million compared to an operating loss of $(0.9) million in 2007. For the twelve-month period, operating losses were just $(0.3) million in 2008, down from $(4.6) million in 2007, an improvement of 94%.

-- Net income for the three month period ended December 31, 2008 was $ 0.6 million. Net loss for the twelve month period was $(1.9) million or $(0.13) per share, as compared to a net loss of $(18.5) million or $(1.59) per share for the same period in 2007.

"I am pleased to announce that the Company has achieved EBITDA positive results for the full year of 2008, and we have paid off all of our long term debt," said Andrew G. Sculley, eMagin's chief executive officer and president. "We continue to focus on our core business of microdisplays. Our manufacturing and R&D teams have made strides in improvement in our manufacturing yield and our sales team continues to produce solid sales increases. We have a prioritized capital expenditure program that has the potential of additional significant yield increases. We hope to self-fund and implement phase one of this program over the next 12 months. We expect to improve on our strong 2008 results in 2009."

Selected Business Highlights

-- At the Society for Information Display Conference, eMagin demonstrated its SVGA+ Rev3 OLED-XL microdisplay, which the Company believes to be the most power efficient OLED solution for near-eye personal viewer applications. The SVGA+ Rev3 display uses less than 115 mW power in monochrome, beneficial for applications such as thermal imaging, and lower than 175 mW at 400 cd/m2 for full color video. While retaining the functional and design characteristics of eMagin's original SVGA OLED microdisplays, the Rev 3 provides simpler calibration over temperature and is ideal for demanding binocular luminance and color matching, responding instantly at temperatures as low as -40 degrees C.

-- eMagin introduced its SXGA (1280 x 1024 triad pixels) OLED-XL microdisplay, which offers both analog and digital signal processing in a compact package (0.77-inch diagonal active area) requiring less than 200 mW under typical operating conditions of 100 cd/m2, full-color. Design enhancements include increased pixel uniformity, improved color gamut, on-chip temperature sensor and compensation, and very high contrast. This high-density OLED-on-silicon microdisplay promises an easy-to-integrate solution for many virtual imaging systems.

-- eMagin was awarded a purchase agreement for 20,000 displays to equip OASYS' Remote Eyepiece Display-Imager (RED-I) head mounted display system for the US Army's Thermal Weapon Sight (TWS) Remote Viewer program.

-- eMagin was notified that for the second year in a row the Company was included on Deloitte's Washington State Technology Fast 50 listing of the fastest growing technology, media, telecommunications, and life sciences companies in the state, ranking 17th with 5-year revenue growth of over 500%.

-- eMagin has received notification of funding for more than $8 million for contract R&D programs to be executed through 2010. The programs assist in the development of power efficient microdisplays for night vision and for greater than HDTV resolution displays for training and simulation

-- eMagin noted that the Company continues to make the progress on yield improvement; resulting in both better costs and more capacity.

About eMagin Corporation

A leader in OLED microdisplay technology, eMagin integrates high-resolution OLED microdisplays with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs. The company's own Z800 3DVisor provides 3D stereovision and headtracking for PC gaming, training and simulation, immersion therapy, and other applications. eMagin's microdisplay manufacturing and R&D operations are co-located with IBM on its campus in East Fishkill, New York. System design facilities and sales and marketing are located in Bellevue, Washington.

More information about eMagin and its products is available at www.emagin.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation's expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

eMAGIN CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
	(In thousands, except
	share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$2,404	$713
Investments – held to maturity	97	94
Accounts receivable, net	3,643	2,383
Inventory	2,374	1,815
Prepaid expenses and other current assets	796	850
Total current assets	9,314	5,855
Equipment, furniture and leasehold improvements, net	381	292
Intangible assets, net	47	51
Other assets	—	232
Deferred financing costs, net	362	218
Total assets	$10,104	$6,648

LIABILITIES AND SHAREHOLDERS’ EQUITY (CAPITAL DEFICIT)
Current liabilities:
Accounts payable	$1,026	$620
Accrued compensation	837	891
Other accrued expenses	804	729
Advance payments	694	35
Deferred revenue	164	179
Current portion of debt	1,691	7,089
Other current liabilities	798	1,020
Total current liabilities	6,014	10,563

Long-term debt	----	60
Total liabilities	6,014	10,623

Commitments and contingencies

Redeemable common stock,: 522,500 shares redeemable as of December 31, 2008 and 162,500 shares redeemable as of December 31, 2007	429	195

Shareholders’ equity (capital deficit):
Preferred stock, $.001 par value: authorized 10,000,000 shares:
Series B Convertible Preferred stock, (liquidation preference of $5,739,000) stated value $1,000 per share, $.001 par value: 10,000 shares designated and 5,739 issued as of December 31, 2008.	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued and outstanding, 15,213,959 shares in 2008 and 12,458,400 shares in 2007, net of redeemable common stock	15	12
Additional paid in capital	204,818	195,131
Accumulated deficit	(201,172)	(199,313)
Total shareholders’ equity (capital deficit)	3,661	(4,170)
Total liabilities and shareholders’ equity (capital deficit)	$10,104	$6,648

eMAGIN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2008	2007	2006
	(In thousands, except per share data)
Revenue:
Product revenue	$15,730	$16,169	$7,983
Contract revenue	3,009	1,385	186
Total revenue, net	18,739	17,554	8,169
Cost of goods sold:
Product revenue	9,086	11,889	11,266
Contract revenue	1,587	739	93
Cost of goods sold	10,673	12,628	11,359
Gross profit (loss)	8,066	4,926	(3,190)
Operating expenses:
Research and development	2,081	2,949	4,406
Selling, general and administrative	6,254	6,591	8,860
Total operating expenses	8,335	9,540	13,266
Loss from operations	(269)	(4,614)	(16,456)
Other income (expense):
Interest expense	(1,990)	(3,087)	(1,306)
Loss on extinguishment of debt	—	(10,749)	—
(Loss) gain on warrant derivative liability	—	(853)	2,405
Other income, net	400	815	91
Total other (expense) income, net	(1,590)	(13,874)	1,190
Net loss	$(1,859)	$(18,488)	$(15,266)

Loss per share, basic and diluted	$(0.13)	$(1.59)	$(1.52)
Weighted average number of shares outstanding:
Basic and diluted	14,175	11,633	10,058